As filed with the Securities and Exchange Commission on November 1, 2012

Registration No. 333-139433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-0648577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38/39 Fitzwilliam Square

Dublin 2, Ireland

(Address, including zip code, of Principal Executive Offices)

Seagate Technology Public Limited Company 2012 Equity Incentive Plan

Seagate Technology 2004 Stock Compensation Plan

(Full title of the plan)

Stephen J. Luczo

Chief Executive Officer, President, Director and

Chairman of the Board of Directors

Seagate Technology plc

10200 S. De Anza Blvd

P.O. Box 4030

Cupertino, CA 95015

(408) 658-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer Seagate Technology plc 10200 S. De Anza Blvd P.O. Box 4030 Cupertino, CA 95015 (408) 658-1000	Daniel N. Webb Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer:	☒	Accelerated filer:	☐

Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

EXPLANATORY NOTE

Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seagate Cayman”) registered 36,000,000 ordinary shares, par value $0.00001 per share (“Ordinary Shares”), for issuance under the Seagate Technology 2004 Stock Compensation Plan (as amended) (the “Plan”) pursuant to Registration Statement on Form S-8, Registration No. 333-139433, filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2006.  Seagate Technology Public Limited Company (the “Registrant”) is the successor to Seagate Cayman pursuant to a court and shareholder approved reorganization. Pursuant to a Post-Effective Amendment No. 1, filed with the Commission on November 4, 2011, the Registrant deregistered 11,041,148 Ordinary Shares that were available for grant under the Plan as of October 27, 2011. This Post-Effective Amendment No. 2 is being filed by the Registrant to deregister 1,010,369 Ordinary Shares that became available for grant under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”) as of October 26, 2012 as a result of the expiration, cancellation or reacquisition by the Company of Ordinary Shares pursuant to awards previously granted under the Plan, being available for issuance and not otherwise subject to outstanding awards under the Plan.

Accordingly, the Registrant hereby withdraws from registration under the Registration Statement on Form S-8, Registration No. 333-139433, 1,010,369 Ordinary Shares that became available for grant under the 2012 Plan as a result of the expiration, cancellation or reacquisition by the Company of Ordinary Shares pursuant to awards previously granted under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on this 1st day of November, 2012.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

/s/ Stephen J. Luczo
(Stephen J. Luczo, Chairman of the Board of Directors, President and Chief Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Luczo, Patrick J. O’Malley, and Kenneth M. Massaroni, and each of them, as his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Post-Effective Amendment No. 2 to Form S-8 Registration Statement; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Luczo	Chairman, President and Chief Executive
(Stephen J. Luczo)	Officer (Principal Executive Officer)	November 1, 2012

/s/ Patrick J. O’Malley	Executive Vice President and Chief Financial	November 1, 2012
(Patrick J. O’Malley)	Officer (Principal Financial Officer)

/s/ David H. Morton, Jr.	Vice President, Finance, Treasurer	November 1, 2012
(David H. Morton, Jr.)	(Principal Accounting Officer)

/s/ Frank J. Biondi, Jr.	Director	November 1, 2012
(Frank J. Biondi, Jr.)

/s/ Michael R. Cannon	Director	November 1, 2012
(Michael R. Cannon)

/s/ Mei-Wei Cheng	Director	November 1, 2012
(Mei-Wei Cheng)

/s/ William T. Coleman	Director	November 1, 2012
(William T. Coleman)

/s/ Jay L. Geldmacher	Director	November 1, 2012
(Jay L. Geldmacher)

/s/ Dr. Seh-Woong Jeong	Director	November 1, 2012
(Dr. Seh-Woong Jeong)

/s/ Lydia M. Marshall	Director	November 1, 2012
(Lydia M. Marshall)

/s/ Kristen M. Onken	Director	November 1, 2012
(Kristen M. Onken)

/s/ Dr. C.S. Park	Director	November 1, 2012
(Dr. C. S. Park)

/s/ Gregorio Reyes	Director	November 1, 2012
(Gregorio Reyes)

/s/ Edward J. Zander	Director	November 1, 2012
(Edward J. Zander)

EXHIBIT INDEX

Exhibit No.	Exhibit Description
24.1	Power of Attorney (included in signature pages to this Post-Effective Amendment No. 2 to Form S-8 Registration Statement).